UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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THE GENLYTE GROUP INCORPORATED
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THE GENLYTE GROUP INCORPORATED
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on April 20, 2006

March 23, 2006
To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Genlyte Group Incorporated ("Genlyte") will be held at The Genlyte Group Incorporated, 10350 Ormsby Park Place, Community Room, Lower Level, Louisville, KY 40223, on Thursday, April 20, 2006 at 10:00 AM, local time, for the following purposes:

(1)	to elect two directors to the Board of Directors;

(2)	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on March 1, 2006 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Your attention is directed to the attached Proxy Statement. Whether or not you expect to be present at the meeting, please complete, sign, date, and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

                        By Order of the Board of Directors,

                                          R. L. ZACCAGNINI
                       Secretary

THE GENLYTE GROUP INCORPORATED
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

ANNUAL MEETING OF STOCKHOLDERS
to be held on April 20, 2006

PROXY STATEMENT

March 23, 2006
INTRODUCTION

The Annual Meeting of Stockholders (the "Annual Meeting") of The Genlyte Group Incorporated ("Genlyte") will be held at The Genlyte Group Incorporated, 10350 Ormsby Park Place, Community Room, Lower Level, Louisville, KY 40223, on Thursday, April 20, 2006 at 10:00 AM, local time, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation by Genlyte's Board of Directors of proxies to be voted at such meeting and at any and all adjournments or postponements thereof.

This proxy statement and accompanying form of proxy are first being sent to stockholders on or about March 23, 2006.

ACTIONS TO BE TAKEN UNDER THE PROXY

All proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including any adjournments or postponements thereof) in accordance with the specifications therein, or, if no specifications are made, will be voted FOR the nominees to the Board of Directors named in this proxy statement and listed in the accompanying form of proxy.

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Genlyte, or by attending the Annual Meeting and voting in person.

ELECTION OF DIRECTORS

The Board of Directors of Genlyte currently consists of Larry K. Powers (Chairman), David M. Engelman, John T. Baldwin, Robert D. Nixon and Zia Eftekhar. Each director elected at the Annual Meeting will hold office for a term ending at the Annual Meeting of Stockholders to be held in April of 2009 and until his successor has been duly elected and qualified. Mr. David M. Engelman and Mr. John T. Baldwin have been nominated to the Board of Directors for election at the Annual Meeting.

If, for any reason, Messrs. Engelman and Baldwin, or either of them, is not candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominees designated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of the nominees as directors.

Nominees for Election as Directors

Information about the nominees for election as directors, including biographical and employment information, is set forth below.

David M. Engelman (73)     Mr. Engelman, an independent director as determined by the Genlyte Board under applicable NASDAQ Rules, was appointed to the Board of Directors at the December 1993 meeting of the Board of Directors and was first elected to the Board by a majority of shareholders in April 1994.

                    This appointment took effect on January 1, 1994. Mr. Engelman was employed by General Electric Company from 1954 through 1993 and held a variety of general management positions. He was elected as a Vice President of General Electric in 1982 and was in charge of international electrical distribution and control operations. He is a member of the Compensation Committee and Chairman of the Audit Committee of the Genlyte Board of Directors.

John T. Baldwin (49)        Mr. Baldwin, an independent director as determined by the Genlyte Board under applicable NASDAQ Rules, was appointed to the Board of Directors in March 2003 at a Special Meeting of the Board, and was elected to the Board of Directors by a majority of shareholders on April 24, 2003 for a three year term. Mr. Baldwin served as Senior Vice President and Chief Financial Officer of Graphic Packaging Corporation from September 2003 to August 2005, and as Vice President and Chief Financial Officer of Worthington Industries, Inc. from December 1998 to September 2003. He joined Worthington in 1997, as its Treasurer. Prior to Worthington, Mr. Baldwin served in various financial capacities at Tenneco Inc. in Greenwich, Connecticut, London, England, and Houston, Texas. He is a graduate of the University of Houston and the University of Texas School of Law. Mr. Baldwin also serves as a director and as chairman of the audit committee of Metals USA, Inc. He is a member of the Audit Committee and Compensation Committee of the Genlyte Board of Directors.

Incumbent Directors

Zia Eftekhar (60)          Mr. Eftekhar was appointed to the Board of Directors at the February 2001 meeting of the Board of Directors and was first elected to the Board of Directors by a majority of shareholders on April 25, 2001. Mr. Eftekhar has been President of Lightolier, the largest division of Genlyte, since 1992. During his 38-year career with the company he has held a number of sales, marketing and general management positions with the Company. From August 1988 until May 1992 Mr. Eftekhar was responsible for sales, marketing and manufacturing activities of Lightolier. From January 1983 to July 1988 he served as President of the commercial division of Lightolier. Mr. Eftekhar’s entire career has been focused in the lighting industry and he is currently a member of the Board of Directors of the American Lighting Association.

Robert D. Nixon (55)        Mr. Nixon, an independent director as determined by the Genlyte Board under applicable NASDAQ Rules, was appointed to the Board of Directors at the December 2001 meeting of the Board of Directors and was first elected to the Board by a majority of the shareholders on April 25, 2002. He is a member of the Genlyte Audit Committee and Chairman of the Compensation Committee. Mr. Nixon currently holds the Fischer Family Chair in Family Entrepreneurship and is an Associate Professor of Management, College of Business and Public Administration, University of Louisville. From July 1994 to June 2001 he was an Assistant Professor, A.B. Freeman School of Business, and Member of the Graduate School Faculty, Tulane University. Mr. Nixon had an extensive business management career, serving as co-founder and director of First Charter Mortgage, co-founder and President of Telnet Telecommunications, co-founder and managing General Partner of Aluminum Recycling Company, and President of Wincor Development, Inc. Mr. Nixon received his Ph.D. from Texas A&M University in 1995, and his B.S. degree from Brigham Young University in 1975.

Larry K. Powers (63)        Mr. Powers has served as a director of Genlyte since July 1993 and was elected Chairman of the Board of Genlyte in April, 2000. Mr. Powers was appointed President and Chief Executive Officer of Genlyte in January 1994. He has held a variety of sales, marketing and general management positions in the lighting industry. From September 1979 until April 1989, Mr. Powers was President of Hadco, which was acquired by a predecessor of Genlyte in July 1983. Mr. Powers served as President of the HID/Outdoor Division of Genlyte from May 1989 until June 1993. From July 1993 to December 1993, he served as President of Genlyte U.S. Operations and executive Vice President of Genlyte. Mr. Powers currently serves on the National Electrical Manufacturers Association Board of Directors and is a member of its Executive Committee.

Board and Committee Meetings; Committee Matters Generally

During 2005, Genlyte's Board of Directors met five times for regular meetings and held one special meeting via teleconference. In addition, the directors received and reviewed monthly reports of the Company’s financial performance, and management confers frequently with its directors on an informal basis to discuss Company affairs. During 2005, each of the directors attended a majority of the meetings of the Board and the Board Committees of which such director was a member. The Board has established standing Audit and Compensation Committees.

The Board adopted an Audit Committee Charter in 2003 and has established that the Audit Committee has the sole and direct responsibility and authority for the appointment of its independent registered public accounting firm to audit Genlyte's financial statements and to perform services related to the audit, review the scope and results of the audit with the independent registered public accounting firm, and to oversee the accounting and financial reporting processes. Members of this committee are Messrs. Engelman, Baldwin, and Nixon, with Mr. Engelman serving as Chairman. During 2005, the Audit Committee met four times for regular meetings and held five special teleconference meetings. Genlyte certifies that it has and will continue to have an Audit Committee of at least three members each of whom must: (a) be independent under applicable NASDAQ Rules, (b) not have participated in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years, and (c) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, Genlyte certifies that it has, and will continue to have, at least one member of the Audit Committee who has employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer or other senior officer with financial oversight responsibilities (herein “Financial Expert”). The Board of Directors has designated Mr. Baldwin as the Audit Committee’s Financial Expert.

During 2005 the Compensation Committee reviewed and recommended the compensation arrangements for all executive officers, approved such arrangements for other senior level employees, and administered and took such other action as required in connection with certain compensation plans. Members of the Compensation Committee are Messrs. Engelman, Baldwin, and Nixon, with Mr. Nixon serving as Chairman. During 2005, the Compensation Committee met five times for regular meetings, held one special teleconference meeting and reviewed and approved all stock option grants.

In December 2003 the Board of Directors, after considering securities laws, regulations and NASDAQ Rules, determined that any person thereafter nominated for appointment and/or election to the Board of Directors must first be recommended for the entire Board’s selection by a majority of the independent directors as the term “independent director” is defined under applicable NASDAQ Rules, and must otherwise meet all legal criteria for Board membership. The Board also determined that in selecting any person for Board membership, the Board shall take into consideration the makeup of the Board at the time of such person’s nomination in light of applicable laws, regulations and rules, including those pertaining to percentage of independent directors on the Board. Genlyte certifies that this process regarding nominations to the Board of Directors has been adopted by Board resolution. Given these determinations by the Board, particularly the required role of the independent directors in the nominating process, and that the entire Board would perform the nominating function only after the independent directors have recommended a nominee, the Board determined to dissolve the standing Nominating Committee.

Independent directors met in executive session (where no members of management were present) on a regular basis during 2005.

Compensation of Directors

During 2005 each director, other than any director employed by the Company, received a retainer of $17,500 and $2,500 for each Board meeting attended. Directors employed by Genlyte are not paid any fees or additional compensation for services rendered as members of the Board or any of its Review committees. Under the Genlyte 2003 Stock Option Plan, each director, other than any director employed by the Company, upon first election is granted options to purchase 10,000 shares of common stock. Upon subsequent re-election, each director is granted options to purchase 5,000 shares subject to the director holding at least 3,000 shares as of the date of re-election.

Directors, including those employed by the Company, who also serve on the Board of Directors of Canlyte Inc., a wholly-owned subsidiary of the Company, were compensated for attendance at such meetings at the rate of $2,000 (Canadian) per Board meeting, or for committee meetings held on days other than regular Board meeting days. Effective January 1, 2006 neither Mr. Powers nor Mr. Eftekhar will receive compensation for serving on the Board of Directors of Canlyte Inc.

Compensation Committee Interlocks and Insider Participation

As noted above, Directors Engelman, Baldwin, and Nixon served as members of the Board's Compensation Committee during 2005. Directors Powers and Eftekhar also served on the Canlyte Board of Directors during 2005.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Number of Shares Outstanding and Record Date

Only holders of record of Genlyte Common Stock, par value $.01 per share ("Genlyte Common Stock"), at the close of business on March 1, 2006 are entitled to notice of, and to vote at, the Annual Meeting. Holders of Genlyte Common Stock are entitled to one vote for each share held on the matters properly presented at the Annual Meeting.

On March 1, 2006, there were 28,049,241 shares of Genlyte Common Stock issued and outstanding. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a majority of the shares of Genlyte Common Stock present in person or by proxy at the Annual Meeting is required to elect a director.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the matters to be acted upon at the Annual Meeting, and an abstention will have the effect of a vote against any proposal requiring an affirmative vote of a majority of the shares present and entitled to vote thereon.

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Genlyte Common Stock known to Genlyte to be the beneficial owners of more than 5% of the issued and outstanding Genlyte Common Stock as of the dates indicated in the footnotes:

Name and Address	Ownership of		Percent
of Beneficial Owner	Common Stock (#) *		of Class

FMR Corp.	3,465,400	(1)	12.4%
82 Devonshire Street
Boston, Massachusetts 02109

Columbia Wanger Asset Management	3,189,000	(2)	11.4%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

Glenn W. Bailey	2,879,200	(3)	10.7%
14 Basset Creek Trail
Hobe Sound, Florida 33455

* Number of shares reflects 2-for-1 stock split effective May 9, 2005

1)	According to the Schedule 13G filed on February 14, 2006 and furnished to Genlyte by FMR Corp., various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock of Genlyte. The interest of one person, Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the Common Stock of Genlyte, amounted to 3,465,400 shares or 12.42% of the total outstanding Common Stock at December 31, 2005.
2)
According to the Schedule 13G filed on February 14, 2006 and furnished to Genlyte by Columbia Wanger Asset Management, L.P., (WAM) the 3,189,000 shares reported therein were acquired on behalf of discretionary clients of WAM including Columbia Acorn Trust and that persons other than WAM and WAM Acquisition GP Inc., the general partner of WAM, are entitled to receive all dividends from, and all proceeds from the sale of these shares.

3)
Retired member of Board of Directors and Chairman of The Genlyte Group Incorporated. Includes 420,000 shares of Genlyte Common Stock owned by Mr. Bailey’s spouse as to which Mr. Bailey disclaims beneficial ownership.

The following table presents information regarding beneficial ownership of Genlyte Common Stock by each member of the Board of Directors, the Named Officers (defined infra), and all directors and executive officers as a group as of March 8, 2006.

	Amount and Nature of
	Beneficial Ownership of		Percent
Name	Genlyte Common Stock (#) *		of Class

John T. Baldwin	6,000		**
Zia Eftekhar	168,247	(1)	**
David M. Engelman	29,500	(2)	**
William G. Ferko	131,365	(3)	**
Robert D. Nixon	3,700		**
Larry K. Powers	364,857	(4)	1.3%
Ronald D. Schneider	64,047	(5)	**
Raymond L. Zaccagnini	63,640	(6)	**

All directors and executive officers as a group (8 persons including those named)	831,356	(7)	3.0%

*      Number of shares reflects 2-for-1 stock split effective May 9, 2005
**   The percentage of shares owned by such Director or named officer does not exceed 1% of the issued and outstanding Genlyte Common Stock.
1)	Includes 76,500 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
2)
Includes 14,500 shares of Genlyte Common Stock owned by Mr. Engelman’s spouse as to which Mr. Engelman disclaims beneficial ownership and also includes 5,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.

3)	Includes 103,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options which are presently exercisable.
4)	Includes 105,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
5)	Includes 57,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
6)	Includes 52,500 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
7)
Includes an aggregate of 15,000 shares of Genlyte Common Stock owned by the spouses of certain of Genlyte Directors as to which each such Director disclaims beneficial ownership and 399,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options which are presently exercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors was comprised during fiscal 2005 of John T. Baldwin, David M. Engelman, and Robert D. Nixon, with Mr. Nixon serving as Chairman. All Committee members are independent directors. The Committee reviews and recommends the compensation arrangements for all executive officers, approves such arrangements for other senior level employees, and administers and takes such other actions as may be required in connection with certain compensation plans of Genlyte and its operating subsidiaries. The Board of Directors reviews and approves recommendations made by the Compensation Committee relating to the compensation of Genlyte's executive officers, except that stock option grants for such executives, and the salary of the Chief Executive Officer, are made and set at the sole discretion of the Compensation Committee.

The Compensation Committee prepared the following report with respect to executive compensation at Genlyte.

Compensation Philosophy

The Company’s compensation philosophy is to provide competitive pay for competitive performance and superior pay for superior performance. Genlyte seeks to ensure that its executive compensation programs and policies relate to and support its overall objective to enhance stockholder value through the profitable management of its operations. To achieve this goal, the following objectives serve as guidelines for compensation decisions:

• Provide a competitive total compensation framework that enables Genlyte to attract, retain and motivate key executives who will contribute to the Company’s success;

    • Ensure that compensation programs are linked to performance on both an individual and operating unit level; and

    • Align the interests of employees with the interests of stockholders by encouraging employee stock ownership.

Components of Compensation

Genlyte's compensation strategy incorporates a combination of cash and equity-based compensation as follows:

    • A performance management system that relates individual base salary changes to a formal process in which individual performance is reviewed, discussed and evaluated.

    • Short-term incentive programs that provide executives with the opportunity to add substantial variable compensation to their annual base salaries through attainment of specific, measurable goals intended to encourage high levels of organizational performance and superior achievement of individual objectives. These short-term incentive payments for 2005 were made during the first quarter of calendar 2006.

•
Long-term incentive opportunities in the form of stock options in which rewards are linked directly to stockholder gains. The Company believes that its Stock Option plan is a way to attract, retain and motivate employees. Stock options offer a long-term incentive for employees to reach performance objectives creating ownership attitudes and enhancing shareholder value. These long-term incentive payments in the form of stock option grants are at the discretion of the Compensation Committee.

For fiscal year 2005, Genlyte's compensation programs consisted of:

Base Salary

Salary pay levels within the Company are competitive with the marketplace. The Compensation Committee uses commercially published surveys prepared by established compensation consulting firms to assure that base compensation levels are positioned relative to the range that is generally paid to executives having similar levels of experience and responsibility at companies of comparable size and complexity. Data is drawn from the electric lighting equipment and supply industry as well as general industry survey data. Consideration is also given to other factors such as individual performance and potential. By policy, employees whose base pay is less than $100,000 annually are evaluated annually; those with a base pay greater than $100,000 but less than $200,000 annually are evaluated every eighteen months; and those with a base pay of $200,000 annually or greater are evaluated every twenty-four months.

Short-Term Incentives

Executives and key employees of the Company participate in a short-term incentive program that rewards the achievement of profit and profit-related objectives. These employees are afforded an opportunity to earn substantial variable compensation each year through participation in the Management Incentive Compensation (MIC) Program.

The Management Incentive Compensation (MIC) Program rewards performance only to the extent that is also realized by stockholders. The chief financial goals are Sales, Earnings Per Share (EPS), Earnings Before Interest and Taxes (EBIT), and Return on Capital Employed (ROCE). Consideration is also given to past financial performance as a means to ensure that consistent and sustained business results are achieved. In addition participants are assigned non-financial goals, which include new product innovation and resulting sales, cost savings, margin improvement, compliance with Sarbanes-Oxley regulations, and others based on specific job responsibilities. In order to maximize results, objectives are typically established at a level of performance above normal expectations. Each goal must be specific and measurable. The individual goals are established by participants and approved by management at the beginning of the performance year. Progress towards the completion of goals is formally reviewed in writing three times each year, the final review serving as the basis for the recommended MIC award.

Funding for MIC awards is formula-driven based on achievement of financial goals for each operating unit. The Compensation Committee of the Board of Directors reviews and approves profit and profit-related objectives at the beginning of each year.

By policy, the level of funding which results from the MIC formulas cannot be modified and the total payout of awards for all MIC participants is limited to 15 percent of Genlyte's profit before taxes each year. Actual individual MIC awards are dependent upon three factors: (1) the requirement that stated objectives are met by both individual participants and their operating units; (2) the relative success and extent to which those objectives are achieved; and (3) the participant's relative level of responsibility within the organization as determined annually according to policy guidelines.

In 2005, the Compensation Committee and the Board of Directors reviewed and approved the renewal of the MIC program, related policies, and all recommended MIC awards.

Long-Term Incentives

Genlyte believes that the interests of stockholders and executives become more closely aligned when such executives are provided the opportunity to acquire a proprietary interest through ownership of Common Stock. Through the Genlyte 2003 Stock Option Plan officers and key employees are granted options to purchase Genlyte stock and maintain significant share ownership within the parameters of the program. Most grants are exercisable in installments commencing two years after the date of grant. The option exercise price is set, and has at all times in the past been set, at fair market value, or book value whichever is higher as of the grant date.

Benefits

Certain salaried employees employed by Genlyte, and certain hourly employees covered by collectively bargained agreements, participate in defined benefit retirement programs. All salaried employees hired on or after December 31, 1999, certain salaried employees employed previously by Thomas, and certain hourly employees only participate in a defined contribution retirement program.

Chief Executive Officer Compensation

Mr. Powers served as Chief Executive Officer of Genlyte and Genlyte Thomas Group in 2005 at a salary of $500,000 per annum. Mr. Powers received $1,390,620 in incentive compensation for 2005 recognizing a significant improvement in the EPS over the prior year, as well as the level of achievement of Mr. Powers' individual objectives. On April 27, 2005 the Compensation Committee approved a stock option grant of 70,000 shares (as subsequently adjusted for the 2-for-1 stock split approved by the shareholders effective May 9, 2005) to Mr. Powers under the Genlyte long-term incentive plan in recognition of enhancing the long-term value of Genlyte for the stockholders. This grant was consistent with the overall design of the option program. Mr. Powers’ base salary is normally evaluated on a biennial basis by the Compensation Committee of the Board of Directors. Effective January 1, 2006 the Compensation Committee recommended a $55,000 salary increase (i.e., 5.36% per year) for Mr. Powers. This increase was in recognition of several factors, which included the company’s record earnings and record stock performance in each of the last two years, his experience and his industry leadership. The Compensation Committee also reviewed formal analyses and benchmarks of competitive salaries in like industries of comparable size and complexity. The increase was approved by the Board of Directors. The next salary review for Mr. Powers is scheduled for January 1, 2008.

Conclusion

In summary, the Compensation Committee continued its policy in fiscal year 2005 of linking executive compensation to the Company’s performance. The outcome of this process is that stockholders receive a fair return on their investment while executives are rewarded in an appropriate manner for meeting or exceeding performance objectives. The Committee believes that the Company’s compensation levels adequately reflect the Company’s philosophy of providing competitive pay for competitive performance and superior pay for superior performance. Likewise, the Committee believes that the Company’s executive compensation programs and policies are supportive of its overall objective to enhance stockholder value through the profitable management of its operations.

                                Robert Nixon, Chairman
                                    John T. Baldwin
                                    David M. Engelman

Audit Committee Report

The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee. The Audit Committee reviews and reassesses the Charter on an annual basis. The Charter of the Audit Committee adopted on December 18, 2003 was reviewed and reassessed in 2005 and no changes were recommended. The Charter is available on the Company’s website at http://www.genlyte.com/pdf/auditcommitteecharter.pdf. The Audit Committee’s duties and responsibilities as set forth in the Charter include providing oversight of the Company financial reporting process through periodic meetings with the Company’s independent registered public accounting firm, internal audit and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

The Audit Committee reviewed and discussed with senior management the Company’s audited financial statements included in the 2005 Annual Report to Stockholders. Management confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

The Audit Committee discussed with PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standard AS2. AS2 requires such independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under the standards of the PCAOB (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, (vi) any difficulties encountered in performing the audit, and (vii) any significant deficiencies or material weaknesses in the Company’s system of internal control over financial reporting.

The Audit Committee received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” with respect to any relationships between PwC and the Company that in its professional judgment may reasonably be thought to bear on independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. No non-audit services were rendered by the Company’s independent registered public accounting firm during the Company’s most recent fiscal year.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2005 Annual Report to Stockholders, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. Management is responsible for the complete and accurate preparation of the financial statements. The Company’s independent registered public accounting firm is responsible for conducting audits of the annual financial statements and expressing an opinion thereon. In giving its recommendation to the Board of Directors, the Audit Committee relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

David M. Engelman, Chairman
John T. Baldwin
Robert D. Nixon

Independent Registered Public Accounting Firm

Selection of the independent registered public accounting firm is made solely by the Audit Committee. The Corporation’s independent registered public accounting firm for fiscal year ended December 31, 2005, was PricewaterhouseCoopers LLP (PwC). A representative of PwC is expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and make a statement if desired to do so.

Audit Fees

The Company estimates that the aggregate fees billed by PwC for professional services rendered in connection with (i) the integrated audit of the Company’s December 31, 2005 financial statements set forth in the Company’s Annual Report on Form 10-K and of its internal control over financial reporting, (ii) the audit of management’s assessment of internal controls over financial reporting, and (iii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the first, second, and third quarters of 2005 will total $1,951,621. The Company was billed by PwC $1,993,000 for 2004 in connection with the reviewing of the Company’s quarterly report on Form 10-Q for the third quarter of 2004 and the integrated audit of the Company’s December 31, 2004 finance statement set forth in the Company’s Annual Report on Form 10-K and of its internal control over financial reporting. In 2004, the Company was also billed by Ernst & Young $120,000 prior to its dismissal as the Company’s independent registered public accounting firm, primarily for the review of the Company’s quarterly consolidated financial statements on Form 10-Q for the first and second quarters of 2004.

Audit Related Fees

The Company incurred no fees in this category from PwC for 2005. The Company was billed $300,000 for audit related services by PwC for the audit of Genlyte Thomas Group financial statements for the period ended July 31, 2004.

Tax Related Fees

The Company incurred no fees in this category from PwC for 2005. The Company was billed by Ernst & Young prior to its dismissal as independent registered public accounting firm $213,000 for tax services in 2004. These fees consisted mainly of federal and international tax compliance and planning.

All Other Fees

The Company paid no fees in this category for the two most recent fiscal years.

Fee Approval Policy

In compliance with the Audit Committee’s policies and procedures, the Audit Committee pre-approved all services to be performed by the independent registered public accounting firm in 2005 and 2004, as required under the Sarbanes-Oxley Act of 2002.

Executive Compensation

The following table sets forth information concerning annual, long-term and other compensation for services in the Company of those persons who were, on December 31, 2005, (i) chief executive officer and (ii) other four most highly compensated executive officers (together, the "Named Officers"):

Summary Compensation Table
				Long-term Compensation
				Other		Stock	All
Name and				Annual		Options/	Other
Principal Position	Year	Salary($)	MIC($)	Comp($)		SARs(#)*	Comp($)
Larry K. Powers	2005	500,000	1,390,620	10,012	(2,3,4)	70,000	0
Chairman, President & CEO	2004	500,000	781,875	5,850	(2,3)	170,000	759,368	(6)
	2003	450,000	618,830	8,014	(2,3)	70,000	0

Zia Eftekhar	2005	275,000	582,972	10,381	(2,3,4)	25,000	0
President Lightolier Division	2004	275,000	408,335	5,850	(2,3)	23,000	190,295	(6)
Director	2003	250,000	344,715	8,014	(2,3)	25,000	-

William G. Ferko	2005	247,404	556,248	15,817	(3,4,5)	25,000	0
VP, Chief Financial Officer	2004	245,000	312,750	11,341	(3,5)	45,000	427,835	(6)
	2003	220,000	255,240	12,390	(3,5)	25,000	0

Ronald D. Schnieder	2005	215,000	295,264	20,547	(3,4,5)	15,000	0
Vice President Operations	2004	215,000	168,190	11,341	(3,5)	30,000	603,186	(6)
	2003	205,000	126,344	12,390	(3,5)	15,000	0

Raymond L. Zaccagnini	2005	190,000	348,949	14,498	(3,5)	15,000	0
Vice President Administration	2004	190,000	187,476	11,341	(3,5)	30,000	480,982	(6)
Secretary	2003	180,000	149,315	12,390	(3,5)	15,000	0

    *          Number of shares reflects 2-for-1 stock split effective May 9, 2005
1)	The named executive officers also received certain personal benefits exempt from reportable compensation under SEC regulations.
2)	Director’s fees for Canlyte Inc. converted to US dollars.
3)	Represents Genlyte’s matching contributions to the Retirement Savings and Investment Plan - 401(k).
4)	Represents Company Car allowance in the amount of $2,161 for Mr. Powers, $2,531 for Mr. Eftekhar, $1,319 for Mr. Ferko and $6,049 for Mr. Schneider
5)	Represents discretionary Performance Plus contributions made to the Retirement Savings and Investment Plan $9,248.
6)
In accordance with the “Purchase Agreement” with Thomas dated May 20, 2004, all options to purchase Thomas Industries common stock and stock appreciation rights (SARS) granted by Thomas and held by employees of Genlyte Thomas Group became fully vested on July 31, 2004 after consummation of the closing and expired as of December 31, 2004. Figures shown reflect compensation attributable to the exercise of Thomas options and SARS in 2004. In accordance with “Emerging Issues Task Force Issue 00-12, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee,” Genlyte Thomas Group recorded compensation expense for Thomas options and SARS and a capital contribution by Thomas. Genlyte recognized an offsetting gain for the Thomas contribution; therefore Genlyte’s financial results are not impacted by the Thomas options and SARS grants. Genlyte recognized $24,272 expense for the employee payroll taxes associated with the exercise of Thomas options and SARS.

Option Grants

Shown below is further information on grants of stock options pursuant to the 2003 Stock Option Plan that were granted in 2005.

					Potential Realizable
		% of			Value of Assumed
		Total Options			Annual Rates of Stock
	Options	Granted to	Exercise or		Price Appreciation
	Granted	Employees in	Base Price	Expiration	for Option Term (2)
Name	(#) (1) *	Fiscal Year	($/share)	Date	5% ($)	10% ($)

Larry K. Powers	70,000	13.9%	41.78	4/27/2012	1,190,463	2,774,286

Zia Eftekhar	25,000	5.0%	41.78	4/27/2012	425,166	990,816

William G. Ferko	25,000	5.0%	41.78	4/27/2012	425,166	990,816

Ronald D. Schneider	15,000	3.0%	41.78	4/27/2012	255,099	594,490

Raymond L. Zaccagnini	15,000	3.0%	41.78	4/27/2012	255,099	594,490

    *          Number of shares reflects 2-for-1 stock split effective May 9, 2005
1)
These options were granted to the Named Officer on the date seven years prior to the indicated expiration date and are exercisable at the rate of 50% per year commencing two years after the date of grant. These options were granted under the Genlyte long-term incentive plan to the officers and other key employees within the parameters of the 2003 Stock Option Plan in recognition of their prior performance. In the event of certain mergers, consolidations or reorganizations of Genlyte or any disposition of substantially all the assets of Genlyte or any liquidation or dissolution of Genlyte, then in most cases all outstanding options not exercisable in full shall be accelerated and become exercisable in full for a period of 30 days. In addition, in the event of certain changes in control of Genlyte or of its Board of Directors, then any outstanding option not exercisable in full shall in most cases be accelerated and become exercisable in full for the remaining term of the option.

2)
Realizable value is shown net of option exercise price, but before taxes associated with exercise. These amounts represent assumed compounded rates of appreciation and exercise of the options immediately prior to the expiration of their term. Actual gains, if any, are dependent on the future performance of the Common Stock, overall stock market conditions, and the optionee's continued employment through the exercise period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises and Fiscal Year-End Values

Shown below is information with respect to the exercised/unexercised options to purchase Genlyte's Common Stock granted in fiscal 2005 under Genlyte’s 2003 Stock Option Plan and prior years under Genlyte's 1998 Stock Option Plan to the Named Officers and held by them on December 31, 2005.

OPTION EXERCISES AND YEAR-END VALUE TABLE
Aggregated Option Exercises in Fiscal Year 2005 and FY-End Option Values

					Value of Unexercised
	Shares		Number of Unexercised		In-the-Money Options at
	Acquired on	Value	Options at FY-End (#) *		FY-End ($) (1)
Name	Exercise (#) *	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry K. Powers	135,000	4,245,013	35,000	275,000	1,398,950	6,335,800

Zia Eftekhar	20,000	722,500	52,500	60,500	2,019,825	1,375,595

William G. Ferko	34,500	1,520,190	78,000	82,500	3,052,329	1,894,655

Ronald D. Schneider	-	-	37,500	52,500	1,456,825	1,207,073

Raymond Zaccagnini	-	-	37,500	52,500	1,456,825	1,207,073

    *          Number of shares reflects 2-for-1 stock split effective May 9, 2005
1)
Based upon the 12/31/05 closing price of $53.57 for Genlyte stock on the NASDAQ National Market System. Realizable value is shown net of option exercise price, but before taxes associated with exercise.

Retirement Plan

During fiscal 2005, Messrs. Eftekhar and Powers were participants in a qualified noncontributory defined benefit plan (the "Retirement Plan"). The Retirement Plan was amended effective January 1, 2000 to freeze the benefits of all participants except "grandfathered participants" based on age and service as of December 31, 1999. Commencing in 2000, participants whose benefits were frozen became eligible for matching contributions and discretionary contributions under the Genlyte Thomas Group Retirement Savings and Investment Plan (the "Savings Plan"), a defined contribution 401(k) plan. Participants who met certain age and service requirements as of December 31, 1999, the "grandfathered participants", will continue to participate in the Retirement Plan. "Grandfathered participants" will be eligible for matching contributions but not discretionary contributions under the Savings Plan. Messrs. Powers and Eftekhar, as grandfathered participants, will remain active participants in the Retirement Plan.

For Employees Retiring at age 65 in 2006 (1)

Average Compensation	Years of Service at Retirement (2)
at Retirement	5	10	15	20	25 or more
$50,000	3,000	6,000	9,000	12,000	15,000
$100,000	7,219	14,437	21,656	28,875	36,094
$150,000	11,469	22,937	34,406	45,875	57,344
$207,000 (3)	16,314	32,627	48,941	65,255	81,569
Greater than $207,000 (3)	16,314	32,627	48,941	65,255	81,569

(1)	For employees retiring at ages under 65, the estimated annual benefits would be lower.
(2)	The amounts are based on the formula, which became effective January 1, 1995.
(3)
In accordance with the Retirement Plan as amended to reflect the maximum allowable compensation as provided under IRS Section 401(a)(17), such maximum annual compensation is $200,000 for 2002 and 2003, $205,000 for 2004 and 2003, $210,000 for 2005, and $220,000 for 2006. Therefore, the highest possible final average compensation for a participant retiring in 2006 is $207,000. However, any accrued benefit as of December 31, 1994 which is based on compensation in excess of $150,000 for years prior to 1994 will be protected.

Remuneration covered by the Retirement Plan in a particular year includes (1) that year’s salary (base pay, overtime and commissions), and (2) compensation received in that year under the Management Incentive Compensation Plan. The 2005 remuneration covered by the Retirement Plan includes, for the recipients thereof, Management Incentive Compensation paid during 2005 with respect to 2004 awards.

For each of the following Named Officers of Genlyte, the remuneration received during 2005 and the credited years of service under the Retirement Plan as of December 31, 2005, recognized by the Retirement Plan were, respectively as follows:

Name	Compensation	Service

Larry K. Powers	$210,000 *	26
Zia Eftekhar	$210,000 *	38

* As limited by the maximum allowable compensation provided under Code 401(a)(17) of $210,000 for 2005.

Pension benefits at age 65 (normal retirement age) for “grandfathered” participants as of January 1, 2006 are calculated as follows: 1.2% of final five-year average pay up to the covered compensation level, plus 1.7% of final five-year average pay over the covered compensation level, multiplied by the total years of recognized service, to a maximum of 25 years. All such participants will receive the greater of their benefit under the new formula or the benefit accrued under a prior plan formula as of December 31, 1994. In addition, certain maximum benefit limitations are incorporated in the Retirement Plan. The final five-year average pay is determined by taking the average of the highest consecutive five-year period of earnings within a ten-year period prior to retirement. The term “covered compensation”, as defined by the Internal Revenue Service, refers to the 35-year average of the Social Security taxable wage bases applicable to a participant for each year projected to Social Security normal retirement age.

Severance and Other Benefits

Except as noted in the Summary Compensation table, executives have the same components of total compensation (i.e., base salary, MIC bonus, stock options, fringe benefits, and severance) as do all salaried employees, although not all salaried employees are awarded stock options by the Compensation Committee. Other than the Employment Protection Agreements, which become operative only upon a change of control (see discussion below under “Employment Protection Agreements” section), there are no employment contracts, severance agreements or consulting agreements with executive officers.

EMPLOYMENT PROTECTION AGREEMENTS

Genlyte has entered into contracts with a group of key employees, including Messrs. Powers, Eftekhar, Ferko, Schneider, and Zaccagnini, that become effective if the employee is employed on the date a change of control (as defined in the agreement) occurs and that provide each such employee with a guarantee that his duties, compensation and benefits will generally continue unaffected for two (2) years following the change of control. In the event that an eligible employee’s employment is terminated without cause by Genlyte or if the employee is constructively terminated within two (2) years following the change of control, such employee will receive either (i) the sum of (x) two (2) times the aggregate amount of his then current base salary, plus (y) two (2) times the average of his last three (3) annual awards paid under Genlyte’s Management Incentive Compensation Plan plus (z) the present value of any unvested benefits under Genlyte’s qualified plans and the annual cost of the employee’s participation in all employee benefit plans of Genlyte or (ii) if it would result in the employee receiving a greater net-after tax amount, a lesser amount equal to the amount that produces the greatest net-after tax amount for the employee. (An employee will be treated as having been constructively terminated if he quits after being removed from office or demoted, his compensation or benefits are reduced, his duties are significantly changed, his ability to perform his duties is substantially impaired or his place of employment is relocated a substantial distance from his principal residence.) These agreements will continue in effect at least until December 31, 2006 and automatically renew for an additional year as of each January 1, unless Genlyte or the employee provides sixty (60) days written notice of non-renewal prior to such January 1.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Genlyte’s directors and executive officers, and persons who own more than ten percent of Genlyte’s Common Stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Genlyte. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Genlyte with copies of all Section 16(a) reports they file. During 2005, to the knowledge of the Corporation, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

 2007 PROPOSALS BY HOLDERS OF GENLYTE COMMON STOCK

Any proposal which a stockholder of Genlyte desires to have included in the proxy statement relating to the 2007 Annual Meeting of Stockholders (now tentatively scheduled for 10:00 a.m. Thursday April 19, 2007 at the executive offices of Genlyte in Louisville) must be received by Genlyte at its executive offices by no later than November 16, 2006. The executive offices of Genlyte are located at 10350 Ormsby Park Place, Suite 601, Louisville, KY 40223.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total return on the Common Stock of Genlyte with the cumulative total return on the NASDAQ Stock Market Index (U.S. companies) and the Electric Lighting & Wiring Equipment Index (SIC Group 364) from December 31, 2000(1). The graph assumes the investment of $100 in Genlyte Common Stock, the NASDAQ Stock Market Index, and the Electric Lighting & Wiring Equipment Index on January 1, 2001.

EXPENSES AND OTHER MATTERS

Expenses of Solicitation

Genlyte will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Genlyte has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares and Genlyte has agreed to reimburse them for their expenses in so doing.

In addition to the use of the mails, certain officers, directors and other employees of Genlyte, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

Contacting the Board

The Company has established procedures to permit confidential communications to the Board of Directors regarding the Company. Shareholders may communicate directly with the Board of Directors by mail or e-mail. The mailing address and e-mail address can be found on our website at www.Genlyte.com. Click on Corporate Governance and then Contacting Directors to access the contact information. Shareholders may also directly contact members of the Board of Directors in person at the Annual Shareholders Meeting. While the Company has no policy requiring Board members to attend the Annual Meeting, generally all do attend; in 2005 all Board members were in attendance at the Annual Meeting.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all salaried management employees and directors. The Code of Ethics is posted on the Company’s internet site www.Genlyte.com. Salaried employees and directors are required to review and sign the Code of Ethics policy annually.

Other Items of Business

The Board of Directors does not intend to present any further items of business to the meeting and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

By Order of the Board of Directors,

              R. L. ZACCAGNINI
                   Secretary

March 23, 2006

THE GENLYTE GROUP INCORPORATED

P R O X Y

Annual Meeting of Stockholders, April 20, 2006

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE GENLYTE GROUP INCORPORATED

The undersigned hereby authorizes and appoints WILLIAM G. FERKO and R. L. ZACCAGNINI and each of them, the proxies of the undersigned, with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of The Genlyte Group Incorporated held of record on March 1, 2006 by the undersigned at the Annual Meeting of Stockholders to be held at The Genlyte Group Incorporated, 10350 Ormsby Park Place Community Room, Lower Level, Louisville, Kentucky 40223 on April 20, 2006 at 10:00 AM, local time, and at any adjournment thereof on all matters that may properly come before such meeting.

(Continued and to be dated and signed on the reverse side.)

THE GENLYTE GROUP INCORPORATED
P.O. BOX 11194
NEW YORK, N.Y. 10203-0194

s DETACH PROXY CARD HERE s

PLEASE MARK, SIGN AND DATE
THIS PROXY AND RETURN IT	☒
PROMPTLY IN THE ENCLOSED	Votes must be indicated
ENVELOPE.	(x) in Black or Blue ink.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no contrary specification is indicated, the shares represented by this proxy will be voted FOR the election of the nominees as directors. Please mark box ■ in black or blue ink.

The Board of Directors recommends a vote FOR the election of the nominees as directors.
1.	Election of Directors

	FOR	☐	WITHHOLD	☐	EXCEPTIONS*	☐	Check here if you plan to	☐
attend the Annual Meeting

Nominees: John T. Baldwin, David M. Engelman							Have written comments or	☐
change of address on this card.
(INSTRUCTIONS: To withhold authority to vote for
any individual nominee, mark the “Exceptions” box
and write that nominee’s name in the space provided							The Proxies will vote your shares in accordance with your directions on this card. If no contrary instructions are specified on this card, the Proxies will vote your shares FOR 1.
below.)

Exceptions*__________________________

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